Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 6 dated August 14, 2026 relating to the Common Stock, par value $0.0001 per share, of Kura Oncology, Inc. shall be filed on behalf of the undersigned.

MONTANOVA CAPITAL, LLC By: /s/ Andrew Nathanson
Name: Andrew Nathanson
Title: General Counsel and Chief Compliance Officer

AVERILL MASTER FUND, LTD. By: /s/ Andrew Nathanson
Name: Andrew Nathanson
Title: Authorized Signatory

AARON COWEN By: /s/ Aaron Cowen